Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sarepta Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160922, 333-150021, 333-138299, 333-133211, 333-109015, 333-86778, 333-105412, 333-68502, 333-45888, 333-93135, 333-86039, 333-180258 and 333-184807) on Form S-3 and (Nos. 333-172823, 333-175031, 333-101826, 333-49996, 333-49994, 333-34047 and 333-192287) on Form S-8 of Sarepta Therapeutics, Inc. (a development stage company) of our reports dated March 3, 2014, with respect to the related consolidated balance sheets of Sarepta Therapeutics, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2013 and the information included in the cumulative from inception presentations for the period January 1, 2002 to December 31, 2013 (not separately presented), and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Sarepta Therapeutics, Inc.

Our report dated March 3, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Sarepta Therapeutics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management has identified and included in its assessment a material weakness as of December 31, 2013 related to the design and implementation of controls to adequately review and consider the recognition and measurement of new significant research and development contracts.

/s/ KPMG LLP

Cambridge, Massachusetts

March 3, 2014